Exhibit 10.8

Norwegian Shipbrokers’ Association’s Memo-
randum of Agreement for sale and purchase of
MEMORANDUM OF AGREEMENT	ships. Adopted by the Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated:

 hereinafter called the Sellers, have agreed to sell, and

hereinafter called the Buyers, have agreed to buy

Name:

Classification Society/Class:

Built:	By:

Flag:	Place of Registration:

Call Sign:	Grt/Nrt:

Register Number:

hereinafter called the Vessel, on the following terms and conditions:

The Seller shall provide a copy of each of the following documents to the Buyer for their reference and pre-registration purposes latest on signing this agreement:

(i)

Certificate of Registry

(ii)

Ships radio station license

(iii)

International tonnage certificate

(iv)

Certificate of Classification

(v)

International load line certificates

(vi)

International Oil Pollution Prevention Certificate (including attachment)

(vii)

Safety Construction/ Safety Radio / Safety Equipment Certificates (including attachments)

(viii)

Transcript of Registry

Definitions

Banking days are defined as days when commercial banks are open for business in London and New York.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price USD

2.                                      Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Money (Hereinafter called ‘the Deposit’) in an interest bearing joint account in                 Bank,                 Branch,                 in the joint names of the Buyer and the Seller within three (3) banking days after this Agreement has been signed by both parties by facsimile.

The Buyer will sign this Agreement latest one (1) banking day after they receive the Agreement duly signed by the Seller.

Interest earned on the Deposit to be for the Buyer’s account.  Any fee charged to open, hold and/or lifting the said Deposit and the Balance Money shall be shared equally between the Seller and the Buyer.

3.                                      Payment

The Buyer shall pay the balance ninety (90) per cent of the Purchase Money (Hereinafter called ‘the Balance Money’) and any other charges/money whatsoever to be paid by the Buyer to the Seller under this Agreement (Hereinafter called ‘the Charges’) on delivery of the Vessel, but not later than three (3) banking days after the Vessel is in every respect physically ready for delivery in accordance with Clause 5 hereof.

The Deposit, Balance Money and the Charges shall be released to the Seller against and upon the Seller’s presentation of the Original copy of the ‘Protocol of Delivery and Acceptance’ duly signed by both the Seller’s and the Buyer’s duly authorized representatives attending the financial closing which is to be taking place in                .

At the time of the closing the Seller and the Buyer will execute and deliver to                 Bank ,                 Branch (“                Bank”) joint Instructions authorizing the payment of the ten percent deposit to the account of the Seller, and any accrued interest to the account of the Buyer, and such other documents reasonably required by                 Bank, (Note:  Buyer’s Corporate authority and power of attorney to include authorization to sign such written Instruction.)

4.                                      Inspections

The Buyers have inspected and accepted the Vessel’s classification records.  The Buyers have [waived inspection of] [also inspected] the Vessel at/ in                 on                , 200_
and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.                                      Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with                , 30, 20, 15, 5, 3 days approximate prior (as applicable)  notice of the delivery date and place and 24 hours definite prior notice of the delivery place and readiness for delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a writte Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered charter free, free of cargo and safely afloat at                 between                 and                 200   in Sellers option with 2400 hours local time                  200   cancelling date in Buyer’s option, hereinafter called the ‘Canceling Date.’  It is understood that one further laden voyage will be performed after current laden voyage.

Date of canceling (see Clauses 5 c), 6b)(iii) and 14):

In the event that Notice of Readiness for delivery of the Vessel has not been tendered by the Seller to the Buyer in writing by e-mail or facsimile within the Canceling Date or in the event that the Seller notifies the Buyer in writing by e-mail or facsimile (with reasons) prior to the Canceling Date that the Vessel will not be ready for delivery within the Canceling Date and at the same time advising a new Canceling Date, then the Buyer shall have the option to maintain or cancel this Agreement within three (3) banking days of the Seller’s notification that the Vessel will not be ready for delivery within the Canceling Date.

In the event that the Buyer elects to cancel this Agreement, then the Deposit, together with accrued Interest, shall be released to the Buyer’s nominated bank within three (3) banking days and this Agreement shall be declared null and void.

In the event that the Buyer elects to maintain this Agreement, then the Seller shall deliver the vessel to the Buyer within the new Canceling Date, and otherwise In all other respects in accordance with the terms and conditions of this Agreement.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

c)                                      Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                      Drydocking/Divers Inspection

a)**                        (i)            The Vessel shall be delivered without drydocking.  However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society in the port of delivery prior to the delivery of the Vessel.  The Sellers shall at their cost make the Vessel available for such inspection.  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.  If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place.

(ii)           If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel’s class, but the Class surveyor approves that the Vessel may continue to trade until her next dry-docking with the recommendation(s) relating to such damage, then the Seller and Buyer shall agree a cash compensation, the amount of which shall:

a.             Be deducted by the Buyer at the time of making payment of the Balance Money; and

b.             Be arrived at by averaging two quotations obtained from first class repair yards located near the place of delivery, one each by the Buyer and the Seller including the cost of procuring such necessary spare parts and forwarding charges as will be required to carry out the repairs and to be inclusive of extra dock time and such related costs as would be charged by the repair yard, but shall not include the cost of entering and departing the dry-dock and any other maintenance cost which shall be for the Buyer’s account; or

(iii)          If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel’s class, and the Class surveyor require that the damage shall be repaired immediately, then the Vessel shall be dry-docked by the Seller and such defects shall be made good by the Seller at their expense to the satisfaction of the Classification Society without condition/ recommendation.  In such event, the Seller shall pay for the cost of the underwater inspection and the Classification Society’s attendance in full.

Once sub-clause (ii), or (iii), as appropriate, has come into effect and either cash compensation has been agreed or repairs has been completed, as appropriate, the Seller shall deliver the Vessel as per Clause 5.  In such event, the canceling date provided for in Clause 5 shall be extended by the additional time required for the dry-docking and extra steaming, but limited to a maximum of sixty (60) running days.  The Class surveyor’s decisions under this clause 6 a) shall be considered final.

b)                                     If the Vessel is dry-docked pursuant to sub-clause (b) above;

(i)            The Classification Society may require survey of the tail-shaft system, the extent of the survey being to the satisfaction of the Classification Society.  If such survey is not required by the Classification Society, the Buyer shall have the right to require the tail-shaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tail-shaft survey and consistent with the current stage of the Vessel’s survey cycle.  The Buyer shall declare whether they require the tall-shaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society.  The Seller shall arrange the drawing and refitting of the tail shaft.  Should any parts of the tail shaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.

(ii)           The expenses relating to the survey of the tail-shaft system shall be borne by the Buyer unless the Classification Society requires such survey to be carried out, in which case, the Seller shall pay these expenses.  The Seller shall also pay the expenses if the Buyer requires the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.

(iii)          The expenses in connection with putting the Vessel in and taking her out of dry-dock, including the dry-dock dues and the Classification Society’s fees shall be paid by the Seller if the Classification issues any condition/ recommendation as a result of the survey or If it requires surv of the tail-shaft system. In all other cases, the Buyer shall pay the aforesaid expenses, dues and fees.

(iv)          The Buyer’s representatives shall have the right to be present in the dry-dock, but without interfering with the work or decisions of the Classification surveyor.

(v)           The Buyer shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without Interfering with the Seller’s or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery.

If, however, the Buyer’s work in dry-dock is still in progress when the Seller has completed the work that the Seller is required to do, the additional docking time needed to complete the Buyer’s work shall be for the Buyer’s risk and expense.  In the event that the Buyer’s work requires such additional time, the Seller may upon completion of the Seller’s work tender Notice of Readiness for delivery whilst the Vessel is still in dry-dock and the Buyer shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in dry-dock or not and irrespective of Clause 5 a).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.                                      Spares/bunkers, etc.

The Vessel shall be delivered with everything belonging to her [as of the date of this contract] [as when inspected] whether on board, on shore, and on order; broached and un-broached stores, provisions, spare parts and equipment; all radio installation including but not limiting to wireless equipment / VHF / Sat-corn; all navigational equipment including but not limiting to loading computer and software and all PC’s but including scanners, printers and keyboards and one spare anchor [and one spare propellor] aboard.  There is no spare tail shaft [or propellor included].

Inventory list for main spares, equipment and stores on board, ashore and on order shall be provided by the Seller to the Buyer latest one (1) week after both parties have executed this Agreement.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):  All acetylene, Argon, Freon and Oxygen bottles and the vessels Main Server computer.

The Buyer shall take over remaining bunkers and un-broached lubricating oils in sealed drums (hereinafter “bunkers”) and pay the Seller for the bunkers at the Seller’s net acquisition cost (excluding barging expenses) as documented and supported by copies of original invoices.  The Seller shall forward copies of bunker invoices to the Buyer as soon as possible, latest one (1) week prior to the expected delivery date.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation

The delivery documents from the Seller herein listed shall be made in favor of the Buyers and executed and delivered at the closing [held at                ].

1)             Bill of Sale in form and substance acceptable by the                 Register of Ships in four original counterparts executed by the Sellers duly authorized representative, stating that the Vessel is free of all charters, encumbrances, mortgages, maritime liens, taxes, claims and debts whatsoever.  A copy of the Vessel’s Certificate of Registry will be attached to the Bill of Sale.

Sellers will provide a draft unsigned copy of the bill of sale in advance marked for registration purpose only.

The sellers Power of Attorney and the Bill of Sale to be signed by an attorney and thereafter legalised in a a manner acceptable to the                 Register of Ships.

Note:  If the Vessel will be not registered in either                 or                 the Seller will deliver a Bill of Sale in form and substance acceptable to flag state where the Vessel will be registered.

2)             Notarized Sellers Board of Managers’ resolution authorizing the sale and transfer of the Vessel to the Buyers pursuant to the MOA.
3)             A Certificate of Ownership and Encumbrance of the Vessel issued by the                 government to be dated no more than one working day prior to the delivery confirming that the Vessel is free from registered mortgages, registered encumbrances and registered maritime liens.
4)             Certificate of Permission of Sale issued by the                 Government dated not earlier than ten working days prior to the date of delivery.
5)             A good standing certificate of the Seller Issued by the                 Companies Registrar and dated not earlier than three working days prior to the date of delivery.
6)             Class Maintenance Certificate in one original that shall be dated not earlier than one working day prior to the date of delivery confirming the Vessel’s class is maintained without condition/recommendation.  If ABS in Houston Texas cannot arrange to have an original Class Maintenance Certificate dated one day prior to the closing available in                , the Buyer will

accept a facsimile of the same satisfactory to the Bureau of Maritime Affairs to be followed by the original provided by ASS to the Bureau of Maritime Affairs.
7)             Letter from the Seller dated the date of delivery confirming that the Vessel is not blacklisted by any nation or organization.
8)             A letter of confirmation from the Seller dated the date of delivery confirming that the Vessel has not touched bottom or suffered any underwater damages so as to affect her Class since the Vessel underwent her last dry-docking until delivery.
9)             Commercial invoice in two originals relating to the purchase and containing a description of the Vessel and Purchase Price.
10)           Commercial invoice in two originals relating to the quantities and unit cost of remaining unused lubricating oils.
11)           Protocol of Delivery and Acceptance

All above documents not in English are required to have attached a certified English translation.

Photocopies of above documents as executed or in final draft form to be furnished to the Buyers 14 working days in advance of the Vessel’s delivery.

The delivery documents from the Buyer herein listed shall be made in favor of the Seller and executed and delivered at closing.  Note:  Buyer’s documents need not be authenticated by Apostille if they are signed in the United States of America.

1)             Notarized Buyers’ Board of Directors resolution authorizing the purchase and acceptance of the Vessel from the Sellers pursuant to the MOA authenticated by Apostille

2)             Notarized Power of Attorney issued by the Buyer authorizing their named representative(s) to effect the purchase and acceptance of the Vessel from the Seller pursuant to the MOA authenticated by Apostille

At the time of delivery, the Seller shall supply the Buyer with all drawings, manuals, log books, manufacturer’s certificates, test certificates, instructions books, etc. that apply to the vessel and all her machinery and equipment including all original plans in the Seller’s possession on board and ashore including the stability booklet and the loading manuals.

All other technical documentation (Hereinafter collectively referred to as “Documents”), of the Vessel in the Seller’s possession shall be forwarded to the Buyer not later than five (5) working days after the Vessel’s delivery date under this Agreement.

The cost of forwarding the Documents is for the Buyer’s account.  The cost of duplicating all or part of the Documents, should Seller require retaining part or all of it after the delivery, is for the Seller’s account.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens, claims, taxes or any other debts whatsoever.  The Sellers hereby undertake

To indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The vessel with everything belonging to her shall be at the Seller’s risk and expense until she is delivered to the Buyer, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in substantially the same condition as when inspected with all machinery and equipment normal wear and tear not affecting class excepted, with the class fully maintained, free of average damage affecting her class and free of recommendations and conditions by class except as mentioned below with all her classification, national, statutory and international certificates clean and valid at the time of delivery, with continuous survey cycles clean and up to date at the time of delivery including month of delivery.  [The Buyers accept that the vessel will be delivered with condition of Class #020 High overhead discharge line].

The Seller shall leave all original classification, national, statutory and international certificates on board at the time of physical delivery unless these certificates are statutorily required to be returned to the relevant authority in which case the Seller are obliged to take copies and leave behind these copies of the certificates in question on board.  The Buyer also has the right to take copies of the logbooks.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement.  If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyer’s default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect  to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancels this Agreement.

15.                               Buyers’ representatives

Once this Agreement has been signed and the Deposit has been lodged, the Buyer have the right to place up to three representatives on board the Vessel at any time from the earliest possible opportunity from signing of MOA up until time of delivery for the purpose of familiarization only and without interference with the operation of the Vessel.  If needed, reps are to be added to crew list to avoid time consuming visas if this can be arranged.  However, for US ports visa is a problem as cannot leave the reps and will need guards.  Third rep only to be permitted if the vessel can accommodate 3 persons with facilities and meet its Safety Certificate requirements.

The Buyer’s representatives shall be free to remain on board the Vessel up to and including the delivery.

The Buyers’ representatives are to sign the Seller’s usual P+I Letter of Indemnity, a copy of which is provided as per Exhibit I to this Agreement.

The Buyer’s representatives shall be allowed to conduct inventories with the assistance of Seller’s crew prior to the delivery and shall be allowed access to all the machineries and equipment of the vessel as well as access to all cargo tanks and ballast tanks, as and when available, and shall be given free access to communicate with the Buyer’s manager using the Vessel’s normal communication equipment, the direct cost of usage of which shall be reimbursed by the Buyer to the Seller at the time of delivery against receipt of Statement of Usage.

16.                               Arbitration

Arbitration in London with the latest version of LMAA rules to apply including the Small Claims Proceedure clause.  English Law to Govern this agreement.

END OF MOA

For the Sellers	For the Buyers
By:	By: